EXHIBIT 11

            Statement Regarding the Computation of Earnings Per Share

                                                  For the six month period
                                                        ending June 30
                                                 ------------------------------
                                                    2001             2000
                                                -------------------------------

Weighted average shares outstanding:              5,436,133        5,690,172

Common Stock

Common Stock Equivalents
        Stock Options                                     0                0
        Stock Awards                                      0                0
        ESOP Shares                                       0                0
Total Common Stock Equivalents                            0                0

Total weighted average shares outstanding         5,436,133        5,690,172

Net Income                                       $4,013,000       $4,078,000

Net Income Per Share                                    .74              .72

Fully Diluted Income Per Share                          .74              .72







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